Exhibit 99.2

Operator

•	Thank you for joining the Standard BioTools and Treeline Biosciences merger announcement conference call. I would now like to turn the call over to John Graziano, Standard BioTools’ Vice President of Investor Relations. Please go ahead.

Forward-Looking Statements – John

•	Thank you, operator. Joining me on today’s call is Michael Egholm, Standard BioTools’ President and CEO and Josh Bilenker, CEO and Co-Founder of Treeline.

•	Before we begin, I would like to remind everyone that certain statements made on this call may be considered forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 These forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

•	These risk factors are discussed in detail in our press release and investor presentation and other filings that we make with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

•	With this, I will turn it over to Michael.

Introduction/Rationale - Michael Egholm

•	Thank you, John. I first want to walk through the process conducted by the management team and the Standard BioTools Board of Directors that led to this transaction and why we believe this is the best path forward to maximize value for Standard BioTools shareholders.

•	We will then review the terms of the transaction, and Josh Bilenker, Treeline’s Co-Founder and CEO, will provide an overview of Treeline, the company’s differentiated approach to drug development, its clinical-stage pipeline and the value creation opportunity ahead.

•	Standard BioTools was founded with a thesis that thoughtful capital allocation combined with disciplined execution and a lean operating model can unlock shareholder value by accelerating breakthroughs in human health.

•	Since inception, we have remained focused on those core principles, acquiring a portfolio of innovative tools that uncover unique insights and help accelerate drug discovery, while improving our profitability profile. We have also taken a capital markets approach to our portfolio, for example, divesting SomaLogic to Illumina to unlock value and strengthen our balance sheet.

•	When we completed the transaction with Illumina earlier this year, we embarked on an exhaustive review of strategic opportunities, evaluating assets of various sizes and profiles ranging from smaller bolt-on acquisitions to more transformative transactions and everything in between. And we did not limit ourselves to just Life Science Tools but rather focused on a broad range of opportunities to maximize shareholder returns, through a disciplined framework to identify attractive assets at the right valuation where we could create value.

•	Out of this process, we came to the conclusion that deploying our capital in a merger with Treeline is the best path forward to maximize value for our shareholders. Treeline has assembled an exceptional team of proven drug developers and built a compelling portfolio of precision medicines spanning multiple therapeutic areas and modalities with the potential to address significant areas of unmet need.

•	We believe the combination of financial strength, a pipeline with near- and long-term catalysts and the successful track record of this management team provides our shareholders with a compelling opportunity for value creation that exceeds what we believe we could achieve on a standalone basis.

•	Let me now walk through the key terms of the transaction. This is an all-stock transaction whereby current Standard BioTools shareholders are expected to own approximately 16% and current Treeline shareholders are expected to own approximately 84% of the combined company.

•	The new company will operate as Treeline and the current Treeline team will run the business with Josh and Jeff’s continued leadership. Given our ownership position in the new company, two Standard BioTools directors will join the combined company’s Board.

•	Treeline does not intend to operate our Mass Cytometry and Microfluidics business units. As such, we are in the process of exploring a range of opportunities, including divestures, to maximize the value of the two businesses.

•	Our Mass Cytometry and Microfluidics businesses are differentiated technologies that allow our customers to uncover unique insights into human health. We believe pursuing independent options for each business is the most effective path forward for our people, the technology, and our customers.

•	Any incremental net proceeds received after the Treeline merger from our legacy assets, including the Mass Cytometry and Microfluidics businesses and up to $50 million in earnout payments and royalties related to our completed SomaLogic transaction with Illumina, will be returned to pre-merger Standard BioTools stockholders through a contingent value right to be settled in additional shares of the combined company.

•	The Standard BioTools Board of Directors and a Special Committee of the Standard BioTools Board of Directors has approved of this transaction.

•	Finally, we have signed voting agreements with certain of our shareholders and expect to complete the transaction in the second half of 2026, once we have received all of the required approvals.

•	With that, let me turn the call over to Josh to share more about Treeline.

Treeline Overview – Josh Bilenker

Good morning, everyone. I want to begin by taking a moment to thank Michael, the management team and the Board of Directors at Standard BioTools for their support and belief in our team and our pipeline. I look forward to working for our collective shareholders and leading the combined company towards many exciting near- and long-term goals.

Our merger with Standard BioTools strengthens an already strong balance sheet as we enter 2027 and 2028. We believe these will be transformative years for Treeline, as you will hear in a moment when I talk about the pipeline. We expect proforma combined cash at close to exceed $900 million, which will support interim data readouts for our clinical-stage programs, as well as support several exciting new clinical trial starts.

Let me start with some back story. I'm a trained oncologist, and have dedicated my career to bringing new medicines from scientific concept to FDA approval. In the past, I worked as an FDA reviewer and VC investor. For the last 13 years I have been a biotech founder and operating CEO. Before Treeline, I founded and led Loxo Oncology as CEO, guiding the company from inception to its sale to Eli Lilly in 2019. After the sale, I served briefly at Lilly as head of a newly formed oncology unit before starting Treeline. The thing I’m most proud of from that time is that all three Loxo programs became FDA approved medicines.

Five years ago, Jeff Engelman and I co-founded Treeline with the goal of creating an enduring biopharma company that could credibly and repeatedly discover drugs against high-value molecular targets in oncology and other serious diseases. Jeff was on the founding scientific advisory board of Loxo. He worked at NIBR Novartis running oncology R&D. Jeff’s ability to identify new drug opportunities, recruit a superlative team, design experiments and adapt to new data are just some of his unique talents.

When we first launched Treeline, we asked investors for a long cash runway that wasn’t contingent on interim milestones so that we could build a deep pipeline from scratch. We pitched a company discovery model built around multiple teams of internal domain experts who had a track record of delivering clinical candidates. We believed then, and even more so now, that drugging difficult targets requires hand-built solutions. Today, Treeline has sub-teams with proven expertise in small molecule inhibitors, protein degraders and targeted therapy ADCs. This menu of technologies allows us to consider a wide berth of molecular targets. More about that later.

Our platform story is repeatability. We want to be known as a company that picks good targets, nominates great development candidates and makes thoughtful development decisions. We want to be a company that proves it can do those things over and over. We use some very cutting-edge methods in the lab and in silico to get things done, but we don’t speak about them loudly. We want to be defined by our clinical data, not our enabling tools.

In just five years, we have generated an exciting pipeline of 10 plus home grown programs. I’ll talk through some of them now, and I encourage you to reference the accompanying slide deck for additional details.

The first program I will talk about is TLN-121, an oral protein degrader targeting BCL6. BCL6 is a lineage transcription factor that has long been a target of interest in lymphoma. Published data show that traditional inhibitors targeting BCL6 do not sufficiently suppress the target to cause tumor regression. Our team used a degrader approach and put forward a chemical series that had an unusual combination of potency, selectivity, and oral pharmacology. TLN-121 was designed to minimize the degradation of off-target proteins, which we believe should lead to improved tolerability in patients. Given the many active available therapy classes for lymphoma, combinability was an important design feature for ‘121. Combination regimens that include chemotherapy, CD-19 and CD-20 targeted therapies, CAR-T and other drug classes will likely be important to maximizing the potential of ‘121, or any new anti-lymphoma agent.

We are currently enrolling a Phase 1 trial for TLN-121 in patients with B-cell and T-cell lymphoma. ‘121 has shown compelling single-agent activity and a favorable safety profile in heavily pretreated patients. In our first 19 efficacy evaluable patients, we have seen tumor regressions at all doses and across diffuse large B-cell lymphoma, follicular lymphoma and T-follicular helper cell subsets of peripheral T-cell lymphoma. The overall response rate is 84% and the CR rate is 32%, as measured by the Lugano criteria. In 2027, we plan to announce interim data and provide long-term development guidance about what we believe could be a practice changing medicine in lymphoma.

I’ll turn now to TLN-254, an oral EZH2 inhibitor, which is also in development for lymphoma. EZH2 is a master regulator of cell proliferation, apoptosis and senescence. We licensed ex-China rights to ‘254 from Jiangsu Hengrui Pharmaceuticals, which markets the agent in China in relapsed/refractory peripheral T-cell lymphoma. We licensed ‘254 because we were intrigued by its combination potential with TLN-121, especially in DLBCL.

We have been evaluating the pharmacokinetics of ‘254 in a western population by studying it as a monotherapy in a dose randomized Phase 1 trial in peripheral and cutaneous T-cell lymphoma. Across both doses, in 21 efficacy evaluable peripheral T-cell lymphoma patients, we observed an overall response rate of 62%, with a CR rate of 33%, as measured by the Lugano criteria. These data are substantially similar to those reported by Hengrui.

On June 2nd, the FDA placed a partial clinical hold on the TLN-254 monotherapy Phase 1 study and the TLN-254 combination cohorts within the TLN-121 Phase 1 study due to concerns regarding the potential for secondary malignancies. This FDA action follows Ipsen’s voluntary withdrawal of its EZH2 inhibitor Tazverik®, in response to an imbalance of secondary malignancies observed in its confirmatory Phase 3 trial in follicular lymphoma. Enrollment in the TLN-254 monotherapy study and the combination cohorts of the TLN-121 study have been paused. Patients currently deriving clinical benefit from '254 may continue treatment, and investigators are in the process of reconsenting them and explaining the reason for the partial clinical hold. We are deeply committed to patient safety and are working with the Agency to address the partial hold. We continue to believe, as do many of our investigators, that ‘254 may warrant further evaluation in combination with TLN-121 in aggressive lymphomas, where unmet medical need remains high.

Our third clinical program is TLN-372, an oral KRAS inhibitor. I trust most people listening to this are familiar with the KRAS landscape and some of the recent news out of ASCO. You may be asking yourself how Treeline fits into a world of pan-RAS inhibitors, mutant selective inhibitors and even other pan-KRAS inhibitors. We ultimately expect to answer such questions with interim clinical response and safety data in 2027. But for now, we will outline some of the concepts that motivated us to design ‘372 from scratch, and how its results may not correlate with those of other pan-KRAS inhibitors.

We expect ‘372 to differentiate in the clinic based on its ability to achieve therapeutic free-drug exposures throughout the dosing period and to avoid HRAS and NRAS mediated toxicities. This profile should allow for the deep target inhibition required for single-agent responses, as well as for dose intense combinability with cytotoxics, immunotherapies, anti-EGFR antibodies and other drug classes. We believe strongly—because of the biology of RAS mutated cancers—that dose intense combination regimens are the future of the field, especially in earlier lines of therapy.

We are enrolling a Phase 1 dose escalation trial for TLN-372 in patients with KRAS mutant or KRAS wild-type amplified solid tumors. Currently in our fourth dose level, we are solidly on thesis, with PK observed to date in patients consistent with preclinical modeling. We believe ‘372 has the potential to avoid the drug exposure limitations that have been common in the KRAS inhibitor field. We are optimistic that we will be able to reach our pharmacokinetic objectives and that selectivity against HRAS and NRAS will avoid some of the toxicities that have limited dose intensity for other programs.

I’ll turn now to a fourth program, TLN-499, which is expected to enter the clinic this year. ‘499 is an oral protein degrader that selectively targets BCL-XL. Certain cancer cells rely on BCL-XL alongside other pro-survival proteins to prevent apoptosis. Extensive literature suggests that antagonizing BCL-XL could meaningfully potentiate other drug classes such as chemotherapeutics and targeted therapies including EGFR, KRAS, BRAF, MEK and BCL-2 inhibitors. To figure out which, if any, of these combination pairs had the potential for the best clinical results, we relied on data from over 200 patient-derived xenograft models to prioritize our development plans. Another thing we had to figure out for this program was how to manage platelet toxicity, since BCL-XL is an essential mediator of platelet survival. ‘499 was designed to potently degrade BCL-XL, which may mitigate, but not eliminate, the platelet toxicity observed with previous generations of inhibitors. Despite the development complexities, internal data for ‘499 are compelling and we believe support a clear clinical path. We are eager to get started in the clinic soon.

To review, our first three home grown clinical programs—'121, ‘372 and ‘499—are a degrader, an inhibitor and a degrader, respectively. All three targets, BCL6, KRAS and BCL-XL, are oncology targets. The next three expected clinical entries involve some Treeline themes that I haven’t mentioned yet. One is our interest in therapeutic areas outside of oncology. Another is the platform build we undertook to be able to address previously unliganded pockets and proteins. And a third is our excitement around targeted therapy ADCs.

The next three expected clinical entries include programs that address diseases outside of oncology. More specifically, neurology and immunology. As noted at the beginning of my remarks, we see ourselves as target pickers who make good drug design and development choices. Many of our team members have worked in other therapeutic areas and we often consider new program concepts that we think can work, make a difference for patients and play to the strengths of our team.

A previously unliganded target refers to a protein domain for which there is nothing in the public sphere—be it the peer reviewed literature or the patent literature—showing that a small molecule can bind to it. Put another way, it is a target that has no known starting points for a medicinal chemist. Addressing previously unliganded pockets and proteins requires team and technology capabilities that include real and virtual compound libraries, protein science, novel biochemistry and biophysical assay development, structural biology, in vivo model development and extensive computational enablement. The last part, computation, includes physics-based modeling, AI, and workflow solutions that connect different data sources. We have learned that the true power of computation comes only through tight integration with traditional wet-lab teams. After a lot of work and fine tuning, I’m pleased that we have teams, technologies, and processes that are putting up results against previously unliganded pockets and proteins. We expect at least one near-term clinical entry from this category.

Last, a word on targeted therapy ADCs. These are ADCs that use a precision medicine payload instead of a cytotoxic. The antibody’s job is to direct the payload away from a susceptible healthy tissue that would otherwise be responsible for a dose-limiting toxicity. Building a targeted therapy ADC requires antibody and linker expertise, as well as the ability to pursue difficult small molecule chemistry on the payload side. We expect at least one targeted therapy ADC to be among our next three clinical entries.

Let me conclude with a brief comment on our data disclosure philosophy. As we move our clinical programs forward and as new programs enter the clinic, we want to ensure that we avoid incremental and confusing updates. Right now, we are guiding to clinical entry of ‘499 in 2026, interim data read outs for ’121 and ‘372 in 2027, and three additional clinical entries in 2027 and 2028. In the first quarter of 2027, we will provide additional program level guidance.

I want to close with a message of gratitude. Thank you to my fellow Treeline employees for taking a chance on each other and working so hard. Thank you to the Treeline investors who have shared the vision and wanted to think big. And thank you to the team and investors at Standard BioTools for joining us on the journey—we promise to work hard for you.

This concludes my remarks and I will now hand the call back to the operator.

Closing Remarks – Operator

•	This concludes our call, thank you.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding expectations with respect to the acquisition of Treeline Biosciences, Inc. (“Treeline”) by Standard BioTools Inc. (“Standard BioTools”) (the "Transaction"), the ability of the parties to complete the Transaction; the expected post-closing ownership of the combined company; the expected management team and Board of Directors of the combined company; the combined company's expected cash balance and cash runway; Treeline’s product candidates and the potential benefits thereof and potential new indications; Treeline's expectations with regard to the timing and availability of data from Treeline’s current and planned clinical trials and preclinical studies; the timing of IND filings and planned clinical entries for Treeline's preclinical programs; the potential market size and size of the potential patient populations for Treeline's product candidates and any future product candidates; Treeline's business strategy; as well as any assumptions underlying any of the foregoing. The words “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” expect,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to: (i) the ability to obtain the requisite approval from stockholders of Standard BioTools; (ii) the risk that the Transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals will be made; (iv) the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require either party to pay a termination fee or other expenses; (vi) the effect of the pendency of the Transaction on the parties’ ability to retain and hire key personnel, their ability to maintain relationships with customers, suppliers and others with whom they do business, their business generally or their stock price; (vii) risks related to diverting management’s attention from ongoing business operations or the loss of one or more members of the management team; (viii) the risk that stockholder litigation in connection with the Transaction may result in significant costs of defense, indemnification and liability; (ix) the parties’ ability to realize the anticipated benefits of the Transaction; (x) the risk that the parties may assume unexpected liabilities and expenses as a result of the Transaction; (xi) the risk that the potential dispositions of Standard BioTools’ Mass Cytometry and Microfluidics businesses may not be completed on favorable terms or at all; (xii) the risk that Standard BioTools could fail to maintain the listing of its common stock on Nasdaq; (xiii) uncertainties as to the potential for development, commercialization and other benefits of any of Treeline’s product candidates; and (xiv) uncertainties as to Treeline’s anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for commencing clinical trials and announcing data and other clinical results. For information regarding other related risks, see the “Risk Factors” section of Standard BioTools’ Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 16, 2026, Standard BioTools’ most recent Quarterly Report on Form 10-Q and in Standard BioTools’ other filings with the SEC. Should any of these risks or uncertainties materialize, actual results could differ materially from expectations. These forward-looking statements speak only as of the date hereof. Neither Standard BioTools nor Treeline assumes any obligation to, and does not currently intend to, update any such forward-looking statements except as may be required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Standard BioTools and Treeline. In connection with the proposed transaction and required stockholder approval, Standard BioTools intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement and a prospectus of Standard BioTools. This communication is not a substitute for the proxy statement/prospectus or any other document that Standard BioTools may file with the SEC or send to its stockholders in connection with the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Any definitive proxy statement/prospectus (if and when available) will be mailed to stockholders of Standard BioTools.

INVESTORS AND STOCKHOLDERS OF STANDARD BIOTOOLS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS, SUPPLEMENTS AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT MATERIALS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STANDARD BIOTOOLS, TREELINE AND THE PROPOSED TRANSACTION. Copies of the materials filed or to be filed by Standard BioTools with the SEC may be obtained free of charge on Standard BioTools’ Investor Relations website at https://investors.standardbio.com or by contacting Standard BioTools’ Investor Relations department at ir@standardbio.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov.

Participants in the Solicitation

Standard BioTools, Treeline and certain of their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies of Standard BioTools stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of Standard BioTools’ executive officers and directors in the solicitation by reading Standard BioTools’ proxy statement for its 2026 annual meeting of stockholders (including under the headings “Management and Corporate Governance,” “Executive Officer and Director Compensation,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” “Executive Compensation” and “Certain Relationships and Related Transactions, and Director Independence”), its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and Standard BioTools’ other filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Standard BioTools stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the registration statement on Form S-4 and other relevant materials when filed with the SEC in connection with the proposed transaction. Information regarding Treeline’s directors and executive officers who may be deemed participants in the solicitation will be contained in the registration statement on Form S-4 when it becomes available. These documents are or will be available free of charge at the SEC’s website at www.sec.gov or by going to Standard BioTools’ Investor Relations website at http://investors.standardbio.com or contacting Standard BioTools’ Investor Relations department at ir@standardbio.com.